NEWS RELEASE

FOR IMMEDIATE RELEASE

                    VITAL SIGNS, INC. ANNOUNCES FIRST QUARTER
                            RESULTS FOR FISCAL 2004

         Totowa, N.J., February 10, 2004 -- Vital Signs, Inc., (NASDAQ: VITL) today announced revenues and earnings for the first quarter ended December 31, 2003.

         Net revenues for the first quarter of fiscal 2004 were $43,848,000, a decrease of 2.0% (a decrease of 4.8% excluding the favorable effect of foreign exchange) compared to net revenues of $44,757,000 for the comparable quarter last year.

         Following are revenues by business segment for the first quarter of fiscal 2004 compared to the first quarter of fiscal 2003:

                        NET REVENUES BY BUSINESS SEGMENT
                            (In Thousands of Dollars)

                                             FOR THE QUARTER ENDED
                                                   December 31,
                                        -------------------------------
                                          2003          2002    Percent
                                                                 Change
                                        -------------------------------
Anesthesia                              $18,496       $17,017     8.7%
Respiratory/Critical Care                10,667        11,190    (4.7%)
Sleep                                    10,956        11,283    (2.9%)
Pharmaceutical Technology Services        3,729         5,267   (29.2%)
                                        -------------------------------
Net Revenues                            $43,848       $44,757    (2.0%)
                                        ===============================

         The increase of 8.7% in Anesthesia net revenues to $18,496,000 reflects increases in both domestic and international sales. Sales of Limb-O'TM', our patented anesthesia circuit, were $1,614,000 for the first quarter of fiscal 2004, an increase of 52.7% over the comparable period last year. The decline of 4.7% in net revenues in the Respiratory/Critical Care business segment to $10,667,000 was primarily due to lower domestic sales, offset in part by higher international sales. Net revenues in the Sleep business segment declined 2.9% (a decline of 13.1% excluding foreign exchange) as our European personal ventilator subsidiary, Breas, recorded a decrease in net revenues of 1.7% (a decline of 17.6% excluding foreign exchange), and Sleep Services of America, our domestic sleep clinic business, recorded a decline of 4.7% in net revenues. Net revenues in the Pharmaceutical Technology Services segment decreased 29.2%, to $3,729,000 as customers continue to defer certain project spending.

         Terry Wall, President and CEO of Vital Signs, commented: "I was pleased with the continued high single digit growth in our anesthesia business, as well as our continued progress in international sales for both the anesthesia and respiratory/critical care businesses. We had a slow start to our fiscal year in the Breas ventilation business, and we expect the business to perform better for the remainder of the year.

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



NEWS RELEASE

FOR IMMEDIATE RELEASE

At the same time we concluded the quarter with another strong cash flow period, as our cash increased $7 million to over $63 million. We project annual sales growth to be between 3% and 7% and fully diluted earnings per share from continuing operations for fiscal 2004 to be between $1.95 and $2.00 per share."

         Income from continuing operations for the first quarter of fiscal 2004 was $5,224,000, $.40 per fully diluted share, compared to $6,562,000, $.51 per fully diluted share, for the comparable period last year.

         Discontinued operations, which primarily represents the Vital Pharma business, included a loss of $154,000 for the first quarter of fiscal 2004, compared to a loss of $357,000 in the comparable period last year. During the quarter, on October 30, 2003, the Company sold its Vital Pharma subsidiary, and on December 29, 2003 the Company sold certain related real estate.

         Net income for the first quarter of fiscal 2004 was $5,070,000, $.39 per fully diluted share, as compared to $6,205,000 and $.48 per fully diluted share for the comparable period last year.

         On February 3, 2004, the Board approved a quarterly dividend of $0.06 per share, payable on February 25, 2004 to shareholders of record on February 18, 2004.

         All statements in this press release (including projections of anticipated sales growth and anticipated fully diluted earnings per share from continuing operations) other than historical statements constitute Forward Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements as a result of a variety of risks and uncertainties including unanticipated delays in bringing products to market, market conditions, and competitive responses as well as other factors referred to in our Annual Report on Form 10-K for the year ended September 30, 2003.

          Vital Signs, Inc. and its subsidiaries design, manufacture and market primarily single-use medical products for the anesthesia, respiratory/critical care and sleep/ventilation markets, achieving the number one market share position in five of its major product categories. In addition, we provide pharmaceutical technology services to the pharmaceutical and medical device industry. The Company was recently recognized again by Forbes Magazine as one of "The 200 Best Small Companies" (see October 2003 issue). Vital Signs is ISO 9001 certified and has CE Mark approval for its products.

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



NEWS RELEASE

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION, CONTACT: Terry D. Wall, President
                                               or
                                  Frederick S. Schiff, Chief Financial Officer
                                  (973) 790-1330
                                  http://www.vital-signs.com

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



NEWS RELEASE

FOR IMMEDIATE RELEASE

                                VITAL SIGNS, INC.
                              FINANCIAL HIGHLIGHTS
                               STATEMENT OF INCOME
                    (In Thousands, Except Per Share Amounts)
                                   (Unaudited)

                                                                                                   THREE MONTHS ENDED
                                                                                                      DECEMBER 31,
                                                                                                  -------------------
                                                                                                    2003        2002
                                                                                                  -------------------
Gross Revenues                                                                                    $56,037     $55,828
         Rebates                                                                                   11,085      10,041
         Other deductions                                                                           1,104       1,030
                                                                                                  -------------------
Net Revenues                                                                                      $43,848     $44,757
Cost of goods sold and services provided                                                           21,834      21,542
                                                                                                  -------------------
Gross Profit                                                                                       22,014      23,215
Operating Expenses:
         Selling, general and administrative(a)(b)                                                 12,346      12,091
         Research and development                                                                   1,506       1,503
         Interest and other (income)/expense, net(c)                                                  (89)       (260)
                                                                                                  -------------------
Income from continuing operations before taxes and minority interest                                8,251       9,881
Provision for income taxes                                                                          2,889       3,264
                                                                                                  -------------------
Income from continuing operations before minority interest                                          5,362       6,617
Minority interest                                                                                     138          55
                                                                                                  -------------------
Income from continuing operations                                                                   5,224       6,562
Discontinued operations                                                                              (154)       (357)
                                                                                                  -------------------
Net income                                                                                        $ 5,070     $ 6,205
                                                                                                  ===================
Earnings (loss) per common share:
Basic:
         Income per share from continuing operations                                              $  0.40     $  0.51
         Discontinued operations                                                                  $ (0.01)    $ (0.03)
                                                                                                  -------------------
         Net Earnings                                                                             $  0.39     $  0.48
                                                                                                  ===================
Diluted:
         Income per share from continuing operations                                              $  0.40     $  0.51
         Discontinued operations                                                                  $ (0.01)    $ (0.03)
                                                                                                  -------------------
         Net Earnings                                                                             $  0.39     $  0.48
                                                                                                  ===================
Basic weighted average number of shares                                                            12,884      12,898
Diluted weighted average number of shares                                                          13,018      12,994

Notes:

(a) As previously disclosed, on May 7, 2003 a complaint was filed against the Company and two of its officers. At the request of management, the Company's Audit Committee hired outside independent accountants and legal counsel to investigate the matters alleged by the plaintiff, a former CFO of the Company. Accounting and legal expenses of $235,000 were incurred and recorded in selling, general and administrative expenses during the first quarter of fiscal 2004 in connection with the investigation.

(b) In the first quarter of fiscal 2004, the Company prepaid its obligation under the Industrial Revenue Bond of $1,500,000 and expensed unamortized deferred bond costs of $139,000 to selling, general and administrative expenses.

(c) In the first quarter of fiscal 2003, other interest and other (income)/expense, net includes $122,000 of income as a result of the reversal of accrued interest expense due to the expiration date of the coupons related to certain overseas bonds.


                                                              [VITAL SIGNS LOGO]

NEWS RELEASE

FOR IMMEDIATE RELEASE


                                VITAL SIGNS, INC.
                              FINANCIAL HIGHLIGHTS
                            (IN THOUSANDS OF DOLLARS)
                                   (UNAUDITED)
                            BALANCE SHEET HIGHLIGHTS

                                                          AS OF DECEMBER 31,
                                                        ---------------------
                                                          2003         2002
                                                        ---------------------
Cash                                                    $ 63,285     $ 40,030
Accounts Receivable                                       29,342       33,897
Inventory                                                 20,600       21,431
Current Assets                                           118,044      109,797
Total Assets                                            $224,488     $216,548
Current Liabilities                                      $13,454      $16,461
Total Liabilities                                         13,454       17,801
Shareholders' Equity                                    $207,996     $196,041


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